Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 15, 2009
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com
www.escbank.com

OAK VALLEY BANCORP RECEIVES NASDAQ LISTING APROVAL

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, announced today that they have received approval for trading its stock on the NASDAQ Capital Market. The Company will continue to trade under the ticker symbol OVLY.

“The transition to NASDAQ Capital Market reflects the continued growth and success of the Company. Being listed on NASDAQ will provide greater visibility and increase the ease in which investors can buy and sell shares,” offered Ronald C. Martin, CEO. “To qualify for listing on the NASDAQ Capital Market, Oak Valley Bancorp had to meet certain standards and financial requirements. The Company met or exceeded all such standards and financial requirements, which include being a SEC reporting company under the 1934 Exchange Act and abiding to the NASDAQ corporate governance rules,” Martin concluded.

Oak Valley Bancorp operates Oak Valley & Eastern Sierra Community Bank, through which it offers a variety loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.